EXHIBIT 1

                             STOCKHOLDERS AGREEMENT


         STOCKHOLDERS AGREEMENT, dated as of February 1, 2000 (this "Agreement"), among Bay Harbour Management L.C. for its managed accounts ("Bay Harbour"), Whippoorwill Associates, Inc. as agent and/or general partner for its discretionary accounts and as investment advisor to Whippoorwill/Barney's Obligations Trust - 1996 ("Whippoorwill" and, together with Bay Harbour, the "Initial Stockholders"), and Allen Questrom (collectively with his heirs and testamentary assigns, "Questrom", and Questrom together with the Initial Stockholders being referred to as the "Stockholders").

                              W I T N E S S E T H :

         WHEREAS, each of the Initial Stockholders presently owns shares of Common Stock, $.01 par value (the "Common Stock"), of Barneys New York, Inc., a Delaware corporation ("Barneys"); and

         WHEREAS, pursuant to an employment agreement (the "Employment Agreement") of even date herewith between Barneys and Questrom, Questrom has been and will be granted options to purchase shares of Common Stock; and

         WHEREAS, the Stockholders wish to provide for certain arrangements with respect to the shares of Common Stock now owned or to be acquired in the future by any of them;

         NOW, THEREFORE, in consideration of the agreements, premises and mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Disposition of Common Stock.
            ---------------------------

           (a) Restriction on Transfer of Shares. Each Initial Stockholder agrees that, except in a transaction (or transactions) permitted by the first sentence of Section 1(b) below or contemplated by Section 2 below, such Initial Stockholder shall not, during the term of this Agreement, without the written consent of Questrom, either directly or indirectly, transfer, sell, assign, mortgage, hypothecate, pledge, create a security interest in or lien upon, encumber, donate, contribute, place in trust (including a voting trust), or otherwise voluntarily or involuntarily dispose of (each, a "Transfer") any shares of Common Stock held by such Stockholder.

         (b) Permitted Dispositions. Each Initial Stockholder shall, without regard to the provisions of Sections 2 and 3 hereof, be entitled to, upon not less than 5 Business Days' written notice to each other Stockholder, (i) directly or indirectly Transfer all or any portion of its shares of Common Stock to any Affiliate of such Initial Stockholder or to the other Initial Stockholder or any of its affiliates, (ii) in connection with the liquidation, partial liquidation,


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winding up or termination of any account for which it is agent, general partner or investment advisor in accordance with the terms of such account or pursuant to a direction by the holder or holders of such account, either (A) directly or indirectly Transfer all the shares of Common Stock allocable to such account to the beneficiaries thereof, or (B) sell any or all the shares of Common Stock allocable to such account to a third party, and (iii) in connection with a request for redemption or partial redemption by any account (or the holder or holders of such account) for which it is agent, general partner or investment advisor, either (A) directly or indirectly Transfer that portion of the shares of Common Stock allocable to such account to the beneficiaries thereof, or (B) sell any or all the shares of Common Stock allocable to such account to a third party, in each case, to the extent necessary to satisfy such request; provided, however, that any redemption made pursuant to clause (iii) may only be made to the extent such Initial Stockholder is unable to satisfy such request for redemption by Transferring securities other than shares of Common Stock, using commercially reasonable efforts consistent with such Initial Stockholder's investment diversification policies consistently applied in good faith; and provided further, however, that any Transfer or sale of shares of Common Stock pursuant to clauses (ii) or (iii) above (other than distributions in kind pursuant to clauses (ii)(A) or (iii)(A) above) shall not be made without compliance with Sections 2 or 3 hereof to the extent any such Transfer or sale would result in a Change of Control of Barneys, as such term is defined in the Employment Agreement. No distributions in kind pursuant to clauses (ii)(A) or
(iii)(A) above may be made to any person or entity who, as a result of such distribution in kind, would (x) cause the Stockholders and their respective affiliates to beneficially own, in the aggregate, less than 40% of the Voting Stock (as defined in the Employment Agreement) of the Company, and (y) become the beneficial owner of more than the Voting Stock of the Company beneficially owned, directly or indirectly, by the Stockholders and their respective affiliates. As used in this Agreement, the terms "beneficially own" and "beneficial owner" are used as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended. In addition, each Initial Stockholder shall be entitled to, without regard to the provisions of Section 2 hereof, (A) sell or offer to sell all or any portion of its shares of Common Stock pursuant to a public offering (a "Public Offering") registered under the Securities Act of 1933, as amended (the "Securities Act"), and (B) publicly sell or offer to sell all or any portion of its shares of Common Stock pursuant to Rule 144 of the Securities Act (other than paragraph (h) thereof) provided that Barneys is a reporting company pursuant to the Securities Exchange Act of 1934, as amended. As used in this Agreement, the term (i) "Affiliate" means, with respect to any person or entity, any other person or entity that, within the meaning of Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, "controls," is "controlled by" or is under "common control with" such person or entity, and
(ii) "Business Day" means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York City are required or authorized to close by law or executive order.

         (c) Condition Precedent to Certain Permitted Dispositions. In the event of any disposition pursuant to Section 1(b)(i) hereof, the transferee (and all subsequent transferees permitted pursuant to Section 1(b)(i)) shall be bound and


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obligated by, and shall be entitled to the rights and benefits afforded to the
Stockholders under the terms and provisions of, this Agreement. As a condition precedent to any disposition by any Initial Stockholder of shares of Common Stock permitted pursuant to Section 1(b)(i) above, each purchaser, transferee or donee (other than a Stockholder who is already a party hereto) shall agree in writing to be bound by all of the provisions and conditions of this Agreement applicable to the transferor and shall become a Stockholder hereunder, and no such purchaser, transferee or donee shall be permitted to effect any transfer, sale or exchange of shares of Common Stock which the Stockholders are not permitted to make under this Agreement.

         2. Tag-Along Right.
            ---------------

           (a) No Initial Stockholder shall Transfer any Common Stock, in a single transaction or related series of transactions, to any third party unless the Transfer is a bona fide sale to a party which is not an Affiliate of Barneys or any Stockholder which was negotiated on an arms-length basis, and the terms and conditions of such sale, (the "Third Party Disposition") to such third party shall contain an offer to Questrom to include in such Third Party Disposition such number of shares of Common Stock as is determined in accordance with
Section 2(b) below. At least 5 Business Days prior to effecting any Third Party Disposition, such Initial Stockholder (the "Selling Stockholder") shall promptly cause the terms and conditions of the Third Party Disposition to be reduced to a reasonably detailed writing (which writing shall identify the third party purchaser and shall include the offer to Questrom to purchase or otherwise acquire its shares of Common Stock, according to the terms and subject to the conditions of this Section 2), and shall deliver, or cause the third party to deliver, written notice (the "Notice") of the terms of such Third Party Disposition to Questrom. The Notice shall be accompanied by a true and correct copy of the agreement, if any, embodying the terms and conditions of the proposed Third Party Disposition or such written summary thereof if there is no agreement. At any time after receipt of the Notice (but in no event later than 5 Business Days after receipt), Questrom may accept the offer included in the Notice for up to such number of his shares of Common Stock, as determined in accordance with the provisions of Section 2(b) below, by furnishing irrevocable written notice of such acceptance to the Selling Stockholder and to the third party. It is understood, however, that Questrom shall not be required to sell his shares if the Third Party Disposition is not consummated by the Selling Stockholder. If either Initial Stockholder is considering a possible Third Party Disposition pursuant to which Questrom would have rights under this Section 2, such Initial Stockholder agrees that, as soon as reasonably possible after its receipt of an offer or proposal (other than ordinary broker inquiries) relating to such potential Third Party Disposition, it will forward information relating thereto to Questrom. The Initial Stockholders further agree to discuss with and, to the extent in writing, provide copies of their assessments and evaluations of such potential Third Party Disposition to Questrom. Questrom agrees that he will not effectuate any sale of his shares of Common Stock to such potential purchaser other than in accordance with the provisions of this Section 2, unless the Initial Stockholders elect not to proceed with such Third Party Disposition.


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           (b) In the event that Questrom elects to accept the offer included in the Notice described in Section 2(a) above, Questrom shall have the right to sell, transfer or otherwise dispose of such number of his shares of Common Stock pursuant to, and upon consummation of, the Third Party Disposition which is equal to the product of (X) the total number of shares of Common Stock owned by him and (Y) a fraction, the numerator of which shall equal the total number of shares of Common Stock to be sold by the Initial Stockholders to the third party, and the denominator of which shall equal the total number of shares of Common Stock owned by all the Initial Stockholders. If the third party purchaser is not willing to purchase such additional shares, the number of shares to be sold by the Selling Stockholder and Questrom shall be proportionately reduced.

           (c) The purchase of shares of Common Stock pursuant to this Section 2 shall be made on the same terms (including, without limitation, the per share consideration and method of payment, and the date of sale, transfer or other disposition), and subject to the same conditions, if any, as are provided to the Selling Stockholder and stated in the Notice.

           (d) Upon the consummation of the disposition of shares of Common Stock to the third party pursuant to the Third Party Disposition, the Selling Stockholder shall (i) cause the third party to remit directly to Questrom the sales price of its shares of Common Stock disposed of pursuant thereto, and (ii) furnish such other evidence of the completion and time of completion of such disposition and the terms thereof as may reasonably be requested by Questrom.

           (e) If Questrom has not delivered to the Selling Stockholder and to the third party written notice of his acceptance of the offer contained in the Notice within 5 Business Days after the receipt of such Notice, he shall be deemed to have waived any and all rights pursuant to this Section 2 with respect to the disposition of his shares of Common Stock described in the Notice, and the Selling Stockholder shall have 30 days (calculated from the first day next succeeding the expiration of the 5 Business Day acceptance period described above), in which to complete the disposition of the aggregate amount of shares of Common Stock described in the Notice to the third party identified in the Notice, on terms not more favorable to the Selling Stockholder than those which were set forth in the Notice. If Questrom has delivered irrevocable written notice of acceptance as described in the preceding sentence and, if after 30 days following receipt of the Notice, the Selling Stockholder and the third party shall not have completed the disposition of shares of Common Stock to be sold in connection therewith in accordance with the terms of the Third Party Disposition, all the restrictions on the disposition of shares of Common Stock contained in this Section 2 shall again be in force and effect and Questrom shall no longer be required to effectuate such sale.

         3. Drag-Along Sales.
            ----------------

           (a) If the Initial Stockholders elect to Transfer at least seventy-five percent (75%) of their shares of Common Stock in a bona-fide arm's-length transaction to any third party which is not an Affiliate of Barneys or any Stockholder (the "Purchaser") other than pursuant to Section 1(b) hereof,


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then, at the election of both of the Initial Stockholders, Questrom shall be required to sell (a "Drag Along Sale") that number of shares of Common Stock equal to the product of (x) a fraction, the numerator of which equals the number of shares of Common Stock to be Transferred by the Initial Stockholders pursuant to this Section 3(a), and the denominator of which equals the total number of shares owned by the Initial Stockholders at the time of such election, and (y) the number of shares of Common Stock then held by Questrom ("Drag Along Shares"), for the same consideration, and on the same terms and conditions, upon which the Initial Stockholders propose to dispose of their shares of Common Stock; provided, however, that Questrom shall have no obligation pursuant to this Section 3 unless (x) upon the consummation of the Drag Along Sale, Questrom shall receive the same forms and amounts of consideration per share as the Initial Stockholders and their Affiliates, or if any Initial Stockholder or any of their Affiliates are given an option as to the form and amount of consideration to be received per share, Questrom shall be given the same option and (y) no Initial Stockholder or any of their Affiliates shall receive any other form of disproportionate benefit in connection with such Drag Along Sale. If either Initial Stockholder is considering a possible Transfer pursuant to which Questrom would have a Drag Along Sale obligation under this Section 3, such Initial Stockholder agrees that, as soon as reasonably possible after its receipt of an offer or proposal (other than ordinary broker inquiries), relating to such potential Transfer, it will forward information relating thereto to Questrom. The Initial Stockholders further agree to discuss with and, to the extent in writing, provide copies of their assessments and evaluations of such potential Transfer to Questrom. Questrom agrees that he will not effectuate any sale of his shares of Common Stock to such potential purchaser other than in accordance with the provisions of this Section 3, unless the Initial Stockholders elect not to proceed with such Transfer.

           (b) The Initial Stockholders shall deliver to Questrom written notice (the "Drag Along Notice") of any sale to be made pursuant to Section 3(a), which notice shall set forth the consideration to be paid by the Purchaser for each share of Common Stock, the number of shares of Common Stock to be Transferred by each Initial Stockholder, and the other terms and conditions, if any, of such transaction. Within five (5) Business Days after the date of such notice, Questrom shall promptly deliver to the Initial Stockholders a limited power-of-attorney authorizing the Initial Stockholders to dispose of such Drag Along Shares to the Purchaser and to execute all other documents required to be executed in connection with such transaction. Pending consummation of the Drag Along Sale, the Initial Stockholders shall promptly notify Questrom of any changes in the proposed timing for the Drag Along Sale and any other material developments in connection therewith.

           (c) If, within thirty (30) days after receipt of the Drag Along Notice by Questrom, no sale of the shares of Common Stock owned by the Initial Stockholders in accordance with the provisions of this Section 3 shall have been completed, (i) the Initial Stockholders shall promptly return to Questrom any certificates or documents previously delivered by Questrom to the Initial


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Stockholders, and (ii) all of the provisions of this Section 3 shall again be in full force and effect.

           (d) Simultaneously with the consummation of the sale of shares of Common Stock pursuant to this Section 3, the Initial Stockholders shall cause the Purchaser to remit directly to Questrom the consideration with respect to the Drag Along Shares and shall furnish such other evidence of the completion and time of completion of such sale and the terms and conditions, if any, thereof as may reasonably be requested by Questrom. The Initial Stockholders shall be primarily liable to Questrom for the full amount of such consideration to the extent that such consideration is received by the Initial Stockholders.

         4. Voting. On each matter submitted to a vote of the stockholders of Barneys, Questrom agrees that he shall vote, direct the vote of, or furnish a consent with respect to, 50% of all shares of Common Stock owned by him in the manner directed by Bay Harbour, and 50% of all shares of Common Stock owned by him in the manner directed by Whippoorwill. Such direction shall in each case be given by Bay Harbour or Whippoorwill, as the case may be, by the delivery of notice to Questrom in advance of the vote on each such matter. The provisions of this Section 4 shall terminate on the earlier of (i) the later of January 31, 2003 or the expiration date of the Stockholders Agreement, dated as of November 13, 1998, between Bay Harbour and Whippoorwill, as the same may be amended, restated, supplemented, modified or extended from time to time (the "Initial Stockholders Agreement"), and (ii) a Change of Control (as such term is defined in the Employment Agreement).

         5. Equitable Relief. It is hereby acknowledged that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed fully by the parties hereto in accordance with the terms specified herein, and that monetary damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties relying hereon in the event that the undertakings and provisions contained in this Agreement were breached or violated. Accordingly, each party hereto hereby agrees that each other party hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of the undertakings and provisions hereof and to enforce specifically the undertakings and provisions hereof in any court of the United States or any state having jurisdiction over the matter; it being understood that such remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

         6. Miscellaneous.
            -------------

           (a) Notices. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be made in writing by personal-delivery, first-class mail (registered or certified, with return receipt requested), telecopier (with "answer back" confirmation), or overnight air courier guaranteeing next day delivery, to the address of such party appearing under its or his name on Annex I hereto (or to such other


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address as may be designated in writing by any party in accordance with this
Section 6(a)). Such notices or communications shall be effective and deemed given upon delivery to said address.

           (b) Complete Agreement; Amendment. This Agreement constitutes the complete understanding of the parties with respect to its subject matter and supersedes any other agreement or understanding relating thereto, other than the Initial Stockholders Agreement. No amendment, change or modification of this Agreement shall be valid, binding or enforceable, unless the same shall be in writing and signed by each of the Stockholders.

           (c) Termination. Other than as provided in Section 4 hereof, this Agreement may be terminated (i) at any time by an instrument in writing signed by each of the Stockholders, or (ii) by any Stockholder on the date on which the Initial Stockholders, together with their Affiliates, hold, in the aggregate, less than 10% of the Common Stock then outstanding.

           (d) Waiver. No failure or delay on the part of any Stockholder in exercising any right, power or privilege hereunder, and no course of dealing among the Stockholders, shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights and remedies which any Stockholder would otherwise have.

           (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

           (f) Governing Law; Waivers. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof. Each of the parties hereby submits to personal jurisdiction and waives any objection as to venue in the federal or New York State courts located in the County of New York, State of New York. Service of process on the parties in any action arising out of or relating to this Agreement shall be effective if mailed to the parties in accordance with Section 6(a) hereof. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights hereunder.

           (g) Benefit and Binding Effect. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns including any permitted transferee of their shares of Common Stock pursuant to Section 1(b)(i) hereof. Notwithstanding anything to the contrary contained herein, none of Whippoorwill's rights or obligations hereunder shall apply with respect to any account which is in the process of liquidating, winding up or terminating, which accounts own in the aggregate not more than approximately $4,600,000 in Common


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Stock. References herein to a Stockholder shall include such Stockholder and any of its successors and assigns pursuant hereto.

           (h) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

           (i) After-Acquired Shares. All of the provisions of this Agreement shall apply to all of the shares of capital stock of Barneys now owned either directly or indirectly or which may be issued to or acquired by a Stockholder either directly or indirectly in consequence of any additional issuance (including, without limitation, by exercise of a right, option or warrant), purchase, exchange, conversion or reclassification of stock, corporate reorganization, or any other form of recapitalization, consolidation, merger, stock split or stock dividend, or which are acquired either directly or indirectly by a Stockholder in any other manner and for the purposes hereof the term "Common Stock" shall include any and all such capital stock.



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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                           BAY HARBOUR MANAGEMENT L.C., for its Managed Accounts



                           By: /s/ Douglas Teitelbaum
                              -----------------------------------
                              Name:  Douglas Teitelbaum
                              Title: Principal and Portfolio
                                     Manager


                           WHIPPOORWILL ASSOCIATES, INC., as agent and/or general partner for its discretionary accounts and as investment advisor to Whippoorwill/Barney's Obligations Trust - 1996



                            By: /s/ David Strumwasser
                               -----------------------------------
                               Name: David Strumwasser
                               Title: Managing Director




                            /s/ Allen Questrom
                            -----------------------------------
                            ALLEN QUESTROM


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                                     ANNEX I
                                     -------

Stockholders
------------

If to Bay Harbour, to it at the following address:

           Bay Harbour Management L.C.
           885 Third Avenue, 34th Floor
           New York, New York 10022
           Attention:  Douglas P. Teitelbaum
           Telecopier:  (212) 371-7497
           Telephone Confirmation:  (212) 371-2211

           With a copy to:

           Weil, Gotshal & Manges LLP
           767 Fifth Avenue
           New York, New York  10153
           Attention:  Ted S. Waksman, Esq.
            Telecopier:  (212) 310-8007
           Telephone Confirmation:  (212) 310-8000

If to Whippoorwill, to it at the following address:

           Whippoorwill Associates, Inc.
           11 Martine Avenue
           White Plains, New York 10606
           Attention:  David A. Strumwasser
           Telecopier:  (914) 683-1242
           Telephone Confirmation:  (914) 683-1002

           With a copy to:

           Weil, Gotshal & Manges LLP
           767 Fifth Avenue
           New York, New York  10153
           Attention:  Ted S. Waksman, Esq.
            Telecopier:  (212) 310-8007
           Telephone Confirmation:  (212) 310-8000


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If to Questrom, to him at the following address:

           Allen Questrom
           200 East 69th Street
           Apartment 43A
           New York, New York 10021
           Telecopier:  (212) 582-8364
           Telephone Confirmation:  (212) 628-2848


           Sonnenschein Nath & Rosenthal
           8000 Sears Tower
           Chicago, Illinois  60606
           Attention:  Roger C. Siske, Esq.
            Telecopier:  (312) 876-7934
           Telephone Confirmation:  (312) 876-8000

or to such other address as any of the parties hereto shall have specified by notice in writing to the others.

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